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                                                                  Exhibit 23.25
                                                                  -------------

                      CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-48100) and related Proxy Statement/Prospectus of Earthlink, Inc. relating to the registration of 164,388 shares of EarthLink, Inc.'s common stock and to the incorporation by reference therein of our report dated March 6, 1998, with respect to the Statement of Revenues and Direct Expenses of the Consumer Internet Access Services of Sprint Corporation included in Earthlink Network, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 1999.

                                               /s/ Ernst & Young LLP
Kansas City, Missouri

January 8, 2001